July 9, 2021

TDAM USA Inc.

161 Bay Street, 35th Floor, TD Canada Trust Tower

Toronto, Ontario M5J2T2

Epoch Investment Partners, Inc.

1 Vanderbilt Avenue

New York, NY 10017

Re:	Transamerica International Growth and Transamerica International Growth VP

Ladies and Gentlemen:

We refer to:

(1)

that certain Investment Subadvisory Agreement dated as of November 1, 2018, by and between Transamerica Asset Management, Inc., and Greystone Managed Investments Inc. (“Greystone”) with respect to Transamerica Greystone International Growth VP, a series of Transamerica Series Trust (the “VP Agreement”), as modified by the letter agreement between Greystone and TDAM USA Inc (“TDAM USA”) dated September 26, 2019, by which Greystone transferred the VP Agreement to TDAM USA; and

(2)

that certain Investment Subadvisory Agreement dated as of November 1, 2018 by and between Transamerica Asset Management, Inc. and Greystone Managed Investments Inc. (“Greystone”) with respect to Transamerica Greystone International Growth, a series of Transamerica Funds (the “IG Agreement”, and together with the VP Agreement, the “Agreements”), as modified by the letter agreement between Greystone and TDAM USA Inc (“TDAM USA”) dated September 26, 2019 , by which Greystone transferred the IG Agreement to TDAM USA.

TDAM USA is an indirect wholly-owned subsidiary of The Toronto Dominion Bank (“TD Bank”). Effective on or about December 31, 2021, TDAM USA will transfer the Agreements to Epoch Investment Partners, Inc. (“Epoch”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and a subsidiary of TD Bank. The transfer of the Agreements from TDAM USA to Epoch will not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

Effective on or about December 31, 2021, the Agreements are hereby assumed in their entirety by Epoch, except that all references to Greystone shall be replaced with references to Epoch. Epoch agrees to perform and be bound by all of the terms of the Agreements and the obligations and duties of Greystone thereunder. The Agreements shall continue in full force and effect as set forth therein for the remainder of their terms.

This letter agreement shall be governed by the laws of the state of New York and may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

Please sign below to evidence your agreement with the terms hereof.

TDAM USA Inc.

By:
Name: David A. Barnett
Title: Chief Compliance Officer

Epoch Investment Partners, Inc.

By:
Name: David A. Barnett
Title: Chief Compliance Officer

Acknowledged:

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name: Christopher A. Staples
Title: Senior Vice President